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                                                                  Exhibit (a)(5)

                           OFFER TO PURCHASE FOR CASH
                           ALL SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF
                         COMPUTER SCIENCES CORPORATION

                                       AT
                               $108 NET PER SHARE

                                       BY

                          CAI COMPUTER SERVICES CORP.
                          a wholly owned subsidiary of

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
          TIME, ON MONDAY, MARCH 16, 1998 UNLESS THE OFFER IS EXTENDED

To Our Clients:

    Enclosed for your consideration are the Offer to Purchase, dated February 17, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments thereto, collectively constitute the "Offer") relating to the offer by CAI Computer Services Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Computer Associates International, Inc., a Delaware corporation, to purchase all of the shares of Common Stock, par value $1.00 per share (the "Shares"), of Computer Sciences Corporation, a Nevada corporation (the "Company"), and (unless and until the Purchaser declares that the Rights Condition (as defined below) has been satisfied) the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement dated as of December 21, 1988, amended and restated as of August 1, 1996 (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, at a purchase price of $108 per Share (and associated Right), net to the seller in cash, without interest thereon, in each case upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal enclosed herewith. Unless and until the Purchaser declares that the Rights Condition is satisfied, holders of Shares will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. If the Distribution Date (as defined in the Offer to Purchase) does not occur prior to the Expiration Date (as defined in the Offer to Purchase), a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred and Rights Certificates (as defined in the Offer to Purchase) are distributed by the Company to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary (as defined below) or, if available, a Book-Entry Confirmation (as defined in the Offer to Purchase) received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedure described in Section 3 of the Offer to Purchase. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three business days after the date Rights Certificates are distributed. The Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry
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Confirmation, if available, with respect to such Rights, prior to accepting the related Shares for payment pursuant to the Offer if the Distribution Date occurs prior to the Expiration Date. Holders of Shares and Rights whose certificates for such Shares (the "Share Certificates") and, if applicable, Rights Certificates, are not immediately available (including, if the Distribution Date has occurred, but Rights Certificates have not yet been distributed by the Company), or who cannot deliver their Share Certificates or, if applicable, their Rights Certificates, and all other required documents to the Depositary on or prior to the Expiration Date, or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares and Rights according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. Unless the context otherwise requires, all references to Shares shall include the associated Rights and all references to the Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

    WE ARE THE HOLDER OF RECORD OF SHARES AND RIGHTS HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES AND RIGHTS CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES AND RIGHTS HELD BY US FOR YOUR ACCOUNT.

    Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all Shares and Rights held by us for your account pursuant to the terms and conditions set forth in the Offer.

    Please note the following:

        1. The tender price is $108 per Share, including the associated Right, net to you in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

        2. On February 2, 1998, the Company publicly announced a two-for-one split of the Shares in the form of a 100% stock dividend thereon (the "Stock Split Dividend"). The Company further announced that the Stock Split Dividend will be payable on March 23, 1998 to holders of record of Shares on March 2, 1998. The effect of the Stock Split Dividend on the terms of the Offer is described in more detail in the Offer to Purchase.

        3.  The Offer is being made for all outstanding Shares.

        4. The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, when added to the number of Shares beneficially owned by the Purchaser and its affiliates, constitutes a majority of the total number of outstanding Shares on a fully diluted basis on the date of purchase (assuming the exercise or conversion, as applicable, of all outstanding options, rights and convertible securities (if any) and the issuance of all Shares that the Company is obligated to issue), (2) the Rights having been redeemed by the Board of Directors of the Company or the Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are inapplicable to the Offer and the Proposed Merger (as defined in the Offer to Purchase) (the "Rights Condition"), (3) the Purchaser being satisfied, in its sole discretion, that Sections 78.378 to 78.3793 of the Nevada General Corporation Law are inapplicable to the Offer and the Proposed Merger and (4) the Purchaser being satisfied, in its sole discretion, that Sections 78.411 to 78.444 of the Nevada General Corporation Law are inapplicable to the Purchaser in connection with the Offer and the Proposed Merger. The Offer is also subject to other terms and conditions contained in the Offer to Purchase. See the Introduction and Sections 1, 14 and 15 of the Offer to Purchase.

        5. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares or Rights by the Purchaser pursuant to the Offer.

        6. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, March 16, 1998, unless the Offer is extended.

        7. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by First Chicago Trust Company of New York (the "Depositary") of (a) Share Certificates and, if applicable, associated Rights Certificates or, in the case of Shares, timely
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    confirmation of the book-entry transfer of such Shares and, if available,
    Rights into the account maintained by the Depositary at The Depository Trust Company or Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in
    Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the appropriate Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or, in the case of Shares, confirmations of book-entry transfer of such Shares (or associated Rights, if available) into the Depositary's account at a Book-Entry Transfer Facility are actually received by the Depositary.

    If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the back page of this letter. An envelope to return your instructions to us is enclosed. Your authorization to tender Shares shall be deemed authorization to tender the associated Rights regardless of whether they separate from the Shares. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares or Rights residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

    In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Bear, Stearns & Co. Inc., the Dealer Manager for the Offer, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

               INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
                      FOR CASH ALL SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                         COMPUTER SCIENCES CORPORATION

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 17, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments thereto, collectively constitute the "Offer") in connection with the offer by CAI Computer Services Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Computer Associates International, Inc., a Delaware corporation, to purchase all of the shares of Common Stock, par value $1.00 per share (the "Shares"), of Computer Sciences Corporation, a Nevada corporation (the "Company"), and (unless and until the Purchaser declares that the Rights Condition (as defined in the Offer to Purchase) has been satisfied) the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement dated as of December 21, 1988, as amended and restated as of August 1, 1996 (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, at a purchase price of $108 per Share (and associated Right), net to the seller in cash, without interest thereon, in each case upon the terms and subject to the conditions set forth in the Offer to Purchase.

    This will instruct you to tender to the Purchaser the number of Shares and the number of Rights indicated below (or if no number is indicated below, all Shares and Rights) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to Be Tendered:                          Number of Rights to Be Tendered:
  Shares                                                  Rights

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    Unless and until the Purchaser declares that the Rights Condition is satisfied, holders of Shares are required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. If certificates representing Rights ("Rights Certificates") have been distributed by the Company to holders of Shares, such holders will be required to validly tender Rights Certificates representing a number of Rights equal to the number of Shares being tendered in order to effect a valid tender of such Shares. If Rights Certificates have not been distributed by the Company to holders of Shares, a tender of Shares will also constitute a tender of the associated Rights and only the line with respect to "Number of Shares to Be Tendered" should be filled in. See Section 3 of the Offer to Purchase. Unless otherwise indicated, it will be assumed that you instruct us to tender all Shares and Rights held by us for your account and that you instruct us to tender all Rights associated with Shares you have instructed us to tender.

    On February 2, 1998, the Company publicly announced a two-for-one split of the Shares in the form of a 100% stock dividend thereon (the "Stock Split Dividend"). The Company further announced that the Stock Split Dividend will be payable on March 23, 1998 to holders of record of Shares on March 2, 1998. The effect of the Stock Split Dividend on the terms of the Offer is described in more detail in the Offer to Purchase.

                                   SIGN HERE
Signature(s)  __________________________________________________________________
(Print Name(s))  _______________________________________________________________
(Print Address(es))  ___________________________________________________________
(Area Code and Telephone Number(s))  ___________________________________________
(Taxpayer Identification or Social Security Number(s))  ________________________